Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE THIRD QUARTER 2023

■ Third Quarter 2023 Revenue:	$3.16 billion; down 18%
■ Third Quarter 2023 Operating Income:	$241.7 million; down 33%
■ Third Quarter 2023 EPS:	$1.80 vs. $2.57; down 30%

LOWELL, Ark., October 17, 2023 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2023 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $187.4 million, or diluted earnings per share of $1.80 versus third quarter 2022 net earnings of $269.4 million, or $2.57 per diluted share.

Total operating revenue for the current quarter was $3.16 billion, a decrease of 18% compared with $3.84 billion for the third quarter 2022. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased 15% versus the comparable quarter 2022. This decrease was primarily driven by a 14% and 22% decrease in Intermodal (JBI) and Truckload (JBT) revenue per load (excluding fuel surcharge revenue) respectively, a 38% decrease in volume in Integrated Capacity Solutions (ICS), a 20% decrease in stops in Final Miles Services® (FMS), and a 1% decline in average revenue producing trucks in Dedicated Contract Services® (DCS®), partially offset by a 1% increase in JBI volumes and a 6% increase in JBT loads versus the prior-year period.

Operating income for the current quarter decreased 33% to $241.7 million versus $362.2 million for the third quarter 2022. Operating income decreased primarily due to lower revenue across all business segments, higher equipment-related costs, and higher insurance and claims expense compared to third quarter 2022. In addition, third quarter 2023 included an $8 million net loss from the sale of equipment compared to a negligible net gain in the prior-year quarter. On a consolidated basis, operating income as a percentage of consolidated gross revenue decreased year-over-year as a result of higher professional driver and non-driver wages and benefits and equipment-related and maintenance expenses as a percentage of gross revenue. These items were partially offset by lower rail and truck purchased transportation costs as a percentage of gross revenue.

Net interest expense for the current quarter decreased modestly compared to third quarter 2022 due primarily to the interest component of a discrete income tax benefit recognized in the current quarter, partially offset by a higher average debt balance and higher interest rates.

The effective income tax rate in the current quarter was 18.2% versus 22.7% in the third quarter 2022. The decrease was due to the recording of a discrete benefit recognized in the current quarter. We expect our 2023 annual tax rate to be between 22.0% and 23.0%.

Acquisition Update:

On September 14, 2023, the Company announced it entered into a definitive agreement to purchase the brokerage operations of BNSF Logistics, LLC, which subsequently closed on September 30, 2023. For segment reporting purposes, the results of the operations acquired will be reflected in ICS beginning in the fourth quarter.

Segment Recast:

On January 1, 2023, the Company transferred the majority of JBT's company-owned trucking operations to DCS and transferred its less-than-truckload brokerage operations from ICS to FMS. The segment information discussed below adjusts the prior-year periods for these operational transfers between segments.

Segment Information:

Intermodal (JBI)

■ Third Quarter 2023 Segment Revenue:	$1.56 billion; down 15%
■ Third Quarter 2023 Operating Income:	$128.0 million; down 41%

Intermodal volume increased 1% over the same period in 2022. Eastern network loads decreased 3%, while transcontinental loads increased 4%. Demand for our intermodal service improved throughout the quarter across both the Eastern and Transcontinental networks, supported by moderating destocking trends, seasonal activity, and strong performance from our rail providers. Segment gross revenue decreased 15% for the quarter versus the prior-year period, reflecting the 1% increase in volume which was more than offset by a 16% decrease in gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenue. Revenue per load excluding fuel surcharge revenue decreased 14% year-over-year.

Operating income decreased 41% in the third quarter primarily from lower revenue, which was only partially offset by the resulting impact of absorbing network and equipment costs with higher volume. JBl segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits and higher equipment-related and maintenance expenses as a percentage of gross revenue. During the period, we successfully onboarded 906 net new pieces of trailing equipment. We ended the quarter with approximately 117,400 containers and 6,400 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Third Quarter 2023 Segment Revenue:	$892 million; down 4%
■ Third Quarter 2023 Operating Income:	$102.4 million; down 4%

DCS revenue decreased 4% during the current quarter over the same period 2022. Productivity (revenue per truck per week) decreased approximately 2% versus the prior period. Productivity excluding fuel surcharge revenue increased 2% from a year ago driven primarily by increases in contracted indexed-based price escalators. On a net basis, there were 370 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 31 more versus the end of the second quarter 2023. Customer retention rates are approximately 94%.

Operating income decreased 4% from the prior-year quarter primarily from higher equipment-related costs, insurance and claims expense, and a net $6.7 million year-over-year increase in loss on sale of equipment. These items were partially offset by the maturing of new business onboarded over the trailing twelve months.

Integrated Capacity Solutions (ICS)

■ Third Quarter 2023 Segment Revenue:	$298 million; down 48%
■ Third Quarter 2023 Operating (Loss)/Income:	$(9.4) million; vs. $13.4 million in Q3'22

ICS revenue declined 48% during the current quarter versus the third quarter 2022. Overall segment volume decreased 38% versus the prior-year period. Revenue per load decreased 17% compared to the third quarter 2022 due to lower contractual and transactional rates and changes in customer freight mix. Contractual volume represented approximately 68% of the total load volume and 67% of the total revenue in the current quarter compared to 49% and 52%, respectively, in third quarter 2022. Of the total reported ICS revenue, approximately $169 million was executed through the Marketplace for J.B. Hunt 360°® compared to $391 million in third quarter 2022.

Operating loss was $9.4 million compared to operating income of $13.4 million in the third quarter 2022. This change was due largely to lower gross profit, partially offset by lower personnel and technology costs. Gross profit declined 53% as a result of lower volume, revenue and gross profit margins compared to the prior-year period. Gross profit margins decreased to 12.8% in the current period versus 14.2% in the prior period. ICS’ carrier base decreased 17% year-over-year, largely driven by changes to carrier qualification requirements.

Final Mile Services (FMS)

■ Third Quarter 2023 Segment Revenue:	$226 million; down 15%
■ Third Quarter 2023 Operating Income:	$13.0 million; up 33%

FMS revenue decreased 15% compared to the same period 2022 primarily driven by efforts over the last twelve months to improve revenue quality on the overall business portfolio and general weakness in demand across many of the end markets served. The decline in revenue was partially offset by multiple new customer contracts implemented over the trailing twelve months, as well as improved revenue quality at underperforming accounts.

Operating income increased 33% compared to the prior-year period primarily from internal efforts to improve revenue quality and manage costs. Higher revenue quality was partially offset by higher equipment-related expenses, technology investments, and inflationary increases in facility rental expenses.

Truckload (JBT)

■ Third Quarter 2023 Segment Revenue:	$196 million; down 17%
■ Third Quarter 2023 Operating Income:	$7.7 million; down 48%

JBT segment gross revenue decreased 17% compared to the same period in the previous year. Segment gross revenue excluding fuel surcharge revenue decreased 18% primarily due to a 22% decline in segment gross revenue per load excluding fuel surcharge revenue, partially offset by a 6% increase in load volume. Total average effective trailer count increased by approximately 1,900 units, or 18% versus the prior-year period. Trailer turns in the quarter were down 9% from the prior-year period primarily due to freight mix and weaker overall freight demand as compared to the third quarter 2022.

JBT segment operating income decreased 48% to $7.7 million versus the third quarter 2022. The decline in segment operating income was primarily driven by a decline in segment revenue. JBT segment operating income as a percentage of segment gross revenue declined year-over-year due to higher purchased transportation expense, equipment-related and maintenance expense, insurance costs, and higher technology expense as a percentage of segment gross revenue. JBT continues to leverage the J.B. Hunt 360 platform to grow third-party power capacity and capability for the 360box® service offering.

Cash Flow and Capitalization:

At September 30, 2023, we had a total of $1.4 billion outstanding on various debt instruments compared to total debt of $1.2 billion at September 30, 2022, and $1.3 billion at December 31, 2022.

Our net capital expenditures for the nine months ended September 30, 2023, approximated $1.3 billion compared to $1.0 billion for the same period 2022. At September 30, 2023, we had cash and cash equivalents of approximately $75 million.

In the third quarter 2023, we purchased approximately 267,000 shares of our common stock for approximately $51 million. At September 30, 2023, we had approximately $416 million remaining under our share repurchase authorization. Actual shares outstanding on September 30, 2023, approximated 103.1 million.

Conference Call Information:

The company will hold a conference call today from 4:00-5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2022. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services Inc. is on a mission to create the most efficient transportation network in North America. The company's industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country with more than 162,000 pieces of trailing equipment and nearly one million accessible trucks through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company's services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,690,890		$3,162,106
Fuel surcharge revenues	472,863		676,151
Total operating revenues	3,163,753	100.0%	3,838,257	100.0%

Operating expenses
Rents and purchased transportation	1,443,197	45.6%	1,891,848	49.3%
Salaries, wages and employee benefits	803,187	25.4%	887,723	23.1%
Fuel and fuel taxes	195,962	6.2%	242,379	6.3%
Depreciation and amortization	187,714	5.9%	166,580	4.3%
Operating supplies and expenses	130,905	4.1%	138,346	3.6%
Insurance and claims	62,675	2.0%	60,189	1.6%
General and administrative expenses, net of asset dispositions	69,413	2.3%	62,815	1.8%
Operating taxes and licenses	18,739	0.6%	17,082	0.4%
Communication and utilities	10,245	0.3%	9,067	0.2%
Total operating expenses	2,922,037	92.4%	3,476,029	90.6%
Operating income	241,716	7.6%	362,228	9.4%
Net interest expense	12,586	0.4%	13,562	0.3%
Earnings before income taxes	229,130	7.2%	348,666	9.1%
Income taxes	41,699	1.3%	79,284	2.1%
Net earnings	$187,431	5.9%	$269,382	7.0%
Average diluted shares outstanding	104,394		104,924
Diluted earnings per share	$1.80		$2.57

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$8,140,959		$9,364,082
Fuel surcharge revenues	1,385,006		1,800,295
Total operating revenues	9,525,965	100.0%	11,164,377	100.0%

Operating expenses
Rents and purchased transportation	4,315,581	45.3%	5,650,011	50.6%
Salaries, wages and employee benefits	2,450,062	25.7%	2,493,139	22.3%
Fuel and fuel taxes	563,642	5.9%	697,481	6.2%
Depreciation and amortization	543,498	5.7%	472,914	4.2%
Operating supplies and expenses	388,213	4.1%	371,668	3.3%
Insurance and claims	196,896	2.1%	193,577	1.7%
General and administrative expenses, net of asset dispositions	191,291	2.0%	160,026	1.7%
Operating taxes and licenses	55,797	0.6%	49,154	0.4%
Communication and utilities	31,067	0.3%	26,802	0.2%
Total operating expenses	8,736,047	91.7%	10,114,772	90.6%
Operating income	789,918	8.3%	1,049,605	9.4%
Net interest expense	41,980	0.4%	38,991	0.3%
Earnings before income taxes	747,938	7.9%	1,010,614	9.1%
Income taxes	173,186	1.9%	242,566	2.2%
Net earnings	$574,752	6.0%	$768,048	6.9%
Average diluted shares outstanding	104,562		105,458
Diluted earnings per share	$5.50		$7.28

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,555,382	49%	$1,836,603	48%
Dedicated	892,257	28%	930,947	24%
Integrated Capacity Solutions	298,015	9%	575,287	15%
Final Mile Services	225,929	8%	265,054	7%
Truckload	196,338	6%	236,620	6%
Subtotal	3,167,921	100%	3,844,511	100%
Intersegment eliminations	(4,168)	(0%)	(6,254)	(0%)
Consolidated revenue	$3,163,753	100%	$3,838,257	100%

Operating income

Intermodal	$127,972	53%	$216,992	60%
Dedicated	102,435	42%	107,186	30%
Integrated Capacity Solutions	(9,375)	(4%)	13,351	4%
Final Mile Services	12,975	6%	9,773	2%
Truckload	7,715	3%	14,925	4%
Other (1)	(6)	(0%)	1	0%
Operating income	$241,716	100%	$362,228	100%

	Nine Months Ended September 30
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$4,584,089	48%	$5,272,767	47%
Dedicated	2,658,993	28%	2,610,993	23%
Integrated Capacity Solutions	1,026,480	11%	1,839,765	17%
Final Mile Services	674,945	7%	775,016	7%
Truckload	594,003	6%	694,058	6%
Subtotal	9,538,510	100%	11,192,599	100%
Intersegment eliminations	(12,545)	(0%)	(28,222)	(0%)
Consolidated revenue	$9,525,965	100%	$11,164,377	100%

Operating income

Intermodal	$439,490	56%	$620,493	59%
Dedicated	318,610	40%	281,018	27%
Integrated Capacity Solutions	(19,166)	(2%)	60,767	6%
Final Mile Services	34,419	4%	23,611	2%
Truckload	16,503	2%	63,852	6%
Other (1)	62	0%	(136)	(0%)
Operating income	$789,918	100%	$1,049,605	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2023	2022

Intermodal

Loads	521,221	515,178
Average length of haul	1,683	1,668
Revenue per load	$2,984	$3,565
Average tractors during the period *	6,447	6,831
Tractors (end of period) *	6,398	6,872
Trailing equipment (end of period)	117,387	113,066
Average effective trailing equipment usage	96,248	109,215

Dedicated

Loads	1,070,626	1,164,792
Average length of haul	176	169
Revenue per truck per week**	$5,215	$5,329
Average trucks during the period***	13,242	13,429
Trucks (end of period) ***	13,259	13,629
Trailing equipment (end of period)	31,253	27,937
Average effective trailing equipment usage	33,185	30,309

Integrated Capacity Solutions

Loads	163,745	262,803
Revenue per load	$1,820	$2,189
Gross profit margin	12.8%	14.2%
Employee count (end of period)	680	1,002
Approximate number of third-party carriers (end of period)	131,600	158,600
Marketplace for J.B. Hunt 360 revenue (millions)	$168.5	$391.1

Final Mile Services

Stops	1,123,435	1,405,290
Average trucks during the period***	1,487	1,870

Truckload

Loads	107,149	101,178
Revenue per load	$1,832	$2,339
Average length of haul	644	594

Tractors (end of period)
Company-owned	29	180
Independent contractor	1,960	1,960
Total tractors	1,989	2,140

Trailers (end of period)	15,031	13,751
Average effective trailing equipment usage	12,869	10,938

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2023	2022

Intermodal

Loads	1,508,993	1,564,938
Average length of haul	1,663	1,666
Revenue per load	$3,038	$3,369
Average tractors during the period *	6,521	6,552
Tractors (end of period) *	6,398	6,872
Trailing equipment (end of period)	117,387	113,066
Average effective trailing equipment usage	94,458	107,987

Dedicated

Loads	3,252,894	3,385,423
Average length of haul	173	168
Revenue per truck per week**	$5,152	$5,185
Average trucks during the period***	13,316	12,998
Trucks (end of period) ***	13,259	13,629
Trailing equipment (end of period)	31,253	27,937
Average effective trailing equipment usage	32,181	31,619

Integrated Capacity Solutions

Loads	560,912	796,844
Revenue per load	$1,830	$2,309
Gross profit margin	13.1%	14.3%
Employee count (end of period)	680	1,002
Approximate number of third-party carriers (end of period)	131,600	158,600
Marketplace for J.B. Hunt 360 revenue (millions)	$644.1	$1,213.5

Final Mile Services

Stops	3,426,988	4,308,272
Average trucks during the period***	1,563	1,797

Truckload

Loads	307,336	287,562
Revenue per load	$1,933	$2,414
Average length of haul	648	564

Tractors (end of period)
Company-owned	29	180
Independent contractor	1,960	1,960
Total tractors	1,989	2,140

Trailers (end of period)	15,031	13,751
Average effective trailing equipment usage	13,035	10,007

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$75,198	$51,927
Accounts Receivable, net	1,369,974	1,528,075
Prepaid expenses and other	525,002	631,776
Total current assets	1,970,174	2,211,778
Property and equipment	8,660,207	7,999,480
Less accumulated depreciation	2,942,438	3,019,663
Net property and equipment	5,717,769	4,979,817
Other assets, net	685,027	594,987
	$8,372,970	$7,786,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$249,902	$-
Trade accounts payable	808,803	798,776
Claims accruals	480,963	452,149
Accrued payroll	98,438	188,252
Other accrued expenses	140,970	129,054
Total current liabilities	1,779,076	1,568,231

Long-term debt	1,195,708	1,261,738
Other long-term liabilities	393,564	369,314
Deferred income taxes	986,520	920,531
Stockholders' equity	4,018,102	3,666,768
	$8,372,970	$7,786,582

Supplemental Data
(unaudited)

	September 30, 2023	December 31, 2022

Actual shares outstanding at end of period (000)	103,143	103,743

Book value per actual share outstanding at end of period	$38.96	$35.34

	Nine Months Ended September 30
	2023	2022

Net cash provided by operating activities (000)	$1,529,612	$1,355,406

Net capital expenditures (000)	$1,319,905	$1,018,028